Exhibit 10.2

METHODE ELECTRONICS, INC.

2010 STOCK PLAN

RESTRICTED STOCK UNIT

FORM AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Award Agreement”), effective as of November 8, 2010 (the “Award Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”) and                            (the “Grantee”).

WHEREAS, the Company desires to reward Grantee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.

WHEREAS, the Company and the Grantee are entering into an Amendment to Change in Control Agreement as of the date hereof pursuant to which the “Gross-Up” provision of the Change in Control Agreement will be inapplicable and unenforceable as of May 2, 2015.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the Company agrees to award to Grantee Restricted Stock Units under the Methode Electronics, Inc. 2010 Stock Plan (the “Plan”) on the terms and conditions set forth herein.

1.             General.  This Award Agreement and the Restricted Stock Units awarded herein are subject to all of the provisions of the Plan applicable to Restricted Stock Units.  Unless otherwise provided herein, the Plan provisions are incorporated by reference and made a part hereof to the same extent as if set forth in their entirety herein and unless the context otherwise requires, capitalized terms used herein shall have the same meanings as in the Plan.  Grantee hereby acknowledges receipt of a true copy of the Plan and has read the Plan and fully understands its content.  In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

2.             Grant.  The Company hereby grants to Grantee a total of [            ] Restricted Stock Units (the “Restricted Stock Units”), subject to the restrictions set forth in Section 3 hereof and the Plan.

3.             Restrictions.

(a)                                  None of the Restricted Stock Units may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of.

(b)                                 Except as provided below, any Restricted Stock Units that are not vested shall be forfeited to the Company immediately upon termination of the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates.

(c)                                  Any Restricted Stock Units that are not vested may be forfeited to the Company in accordance with Section 7 of this Award Agreement.

4.             Payment for Restricted Stock Units.

(a)                                  The Company will pay one share of Common Stock to the Grantee for each vested Restricted Stock Unit upon the earlier of the following events:

(i)                                     thirty (30) days after the Grantee’s date of termination of employment with the Company and all of the Company’s Subsidiaries and Affiliates for any reason whatsoever; or

(ii)                                  a Change of Control of the Company.

(b)                                 Notwithstanding the foregoing, in the event that the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Award is considered to be Nonqualified Deferred Compensation upon the Grantee’s “Separation from Service” as defined below, any payment under this Award Agreement shall be delayed until the earlier of (i) first day of the seventh (7th) month after the Grantee’s Separation from Service, or (ii) the Grantee’s death, if such a delay is necessary to avoid the imposition of additional tax and interest on the Grantee under Section 409A(a)(1)(B) of the Code.

5.             Rights as Stockholder.  The Grantee shall have no rights as a stockholder with respect to any Restricted Stock Units.  The Grantee will only have stockholder rights after a stock certificate is issued.

6.             Vesting.

(a)                                  The Restricted Stock Units granted hereunder will vest twenty percent (20%) on each of the following dates (provided the Grantee continues to be employed by the Company (or a Subsidiary or Affiliate thereof) until such dates): April 30, 2011, April 28, 2012, April 27, 2013, May 3, 2014 and May 2, 2015.

(b)                                 Notwithstanding the schedule set forth in Section 6(a), Restricted Stock Units granted hereunder shall become fully vested upon the occurrence of a Change of Control, as that term is defined in the Plan, provided that the Grantee is an employee of the Company (or a Subsidiary thereof) on the date of the Change of Control.

(c)                                  In addition, in the event of the Grantee’s termination of employment by the Company without “Good Cause” or Grantee’s voluntary termination of such employment with “Good Reason” during the period beginning on the date an agreement is entered into by the Company with respect to a merger or other business combination of the Company, which would constitute a Change of Control, and the effective time of such merger or other business combination of the Company, then the Restricted Stock Units shall vest in full upon the closing of the Change of Control transaction.  For this purpose, the terms “Good Cause” and “Good Reason” shall have the meanings set forth in the Change in Control Agreement dated as of                        between the Company and the Grantee, as the same may be amended from time to time.

7.             Forfeiture.  If at any time any of the following events occur: (i) Grantee is convicted of a felony; (ii) Grantee commits any act or acts of personal dishonesty intended to result in substantial personal enrichment to Grantee to the detriment of the Company; or (iii) repeated violations of Grantee’s responsibilities which are demonstrably willful and deliberate, provided that such violations have continued more than ten days after the Company or the Board of Directors of the Company has given written notice of such violations, then the unvested Restricted Stock Units shall be forfeited to the Company effective as of the date on which the Grantee entered into such activity, unless terminated sooner by operation of another term or condition of this Award Agreement or the Plan.

8.             Quarterly Payments.  Within fifteen (15) days of the end of each fiscal quarter, the Company shall pay to the Grantee an amount equal to the aggregate per share cash dividend paid during the quarter multiplied by the number of vested Restricted Stock Units outstanding pursuant to this Award Agreement (without interest), less any required withholding or other taxes which the Company determines, in its discretion, to be due in connection with the payments described in this Section 8, or the Restricted Stock Units granted pursuant to this Award Agreement.  No dividends shall be paid to the Grantee with respect to any Restricted Stock Units that are not vested.  Once payment has been made pursuant to Section 4 above, no further payments will be made under this Section 8.

9.             Applicable Law.  The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court of the Eastern Division of the Northern District of Illinois and the Grantee consents to the jurisdiction and venue of those courts.

10.           Severability.  The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

11.           Waiver.  The waiver by the Company of a breach of any provision of this Award Agreement by Grantee shall not operate or be construed as a waiver of any subsequent breach by Grantee.

12.           Binding Effect.  The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Grantee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Grantee.  This Award Agreement and the Restricted Stock Units granted hereunder are subject to any Company Clawback Policy in effect as of the date of this Award Agreement or as subsequently amended, modified or replaced.

13.           Withholding.  Grantee agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Restricted Stock Units acquired under this grant.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to require such payments from Grantee, or withhold such amounts from other payments due Grantee from the Company or any Subsidiary or Affiliate.

14.           Dispute Resolution.  The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”). For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  The arbitrator will be an attorney licensed to practice law in the State of Illinois.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  Except as set forth below, each party shall pay:  the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case.  Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.  In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs.  In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.

15.           Section 409A Compliance.  It is the intention of the Company and the Grantee that the Restricted Stock Units and other benefits awarded under this Award Agreement shall comply with Section 409A of the Code and its implementing regulations (“Section 409A”) and shall be interpreted in a manner consistent with this intent.  Notwithstanding anything to the contrary contained herein, a termination of Grantee’s employment shall not be deemed to have occurred for purposes of making any payments under this Award Agreement unless such termination gives rise to a “Separation from Service” (within the meaning of Section 409A, a “Separation from Service”) and references to “termination of employment” shall mean Separation from Service.  In the event that the Company or the Grantee reasonably determines that any award under this Award Agreement fails to comply with Section 409A, the Company and Grantee shall work together to adopt such amendments to this Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowable by applicable laws), or take any other commercially reasonable actions necessary or appropriate to comply with the requirements of Section 409A.

16.           No Retention Rights.  Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment or services by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment or service of the Grantee.

17.           Entire Agreement and Clawback Policy.  This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Award Agreement.  This Award Agreement and the Restricted Stock Units granted hereunder are subject to any Company Clawback Policy in effect as of the date of this Agreement or as subsequently amended, modified or replaced and the terms of the Change in Control Agreement dated as of                          between the Company and Grantee, as the same may be amended from time to time.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

METHODE ELECTRONICS, INC.

By:
Paul G. Shelton
Its:	Chairman, Compensation Committee

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company.  IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY NOVEMBER 30, 2010, THE RESTRICTED STOCK UNITS GRANTED UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT.  YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT.  FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement and the Plan as they pertain hereto.

GRANTEE

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